Exhibit 99.1
 SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT FOR CHIMERA ENERGY CORPORATION

Persons interested in purchasing shares of Chimera Energy Corporation must return this completed subscription agreement along with a wire transfer, check or money order for their total payment, payable only to:

CHIMERA ENERGY CORPORATION
2800 POST OAK BLVD., SUITE 4100
HOUSTON, TX 77056

If and when accepted by us, this subscription agreement shall constitute a subscription for one share(s) of our common stock.

An accepted copy of this agreement will be returned to you as your receipt, and certificates for your stock and warrants will be issued to you shortly thereafter.

Method of payment: [ ] Check, [ ] Money Order payable only to: Chimera Energy Corporation

I hereby irrevocably tender this subscription agreement for the purchase of _________ shares at $0.001 per share. With this subscription agreement, I tender payment in the amount of $__________ for the shares subscribed.

In connection with this investment, I represent and warrant as follows:

(a) I am the sole officer and director of the Company.
(b) I am a bona fide resident of the State of ________________________.

Please issue the securities, which I am purchasing as follows:

Individual(s)—if more than one owner, please issue as follows: Sole Individual Ownership (single investor has sole ownership) __________________________________
Tenants-in-Common (joint owners with no rights of survivorship, all parties must sign, each investor has an undivided interest) __________________________________ __________________________________
Joint Tenants with Right of Survivorship ( joint owners, each has right of survivorship, all parties must sign) __________________________________ __________________________________